As Filed with the Securities and Exchange Commission on June 16, 1999

                                                   Registration No. 333-75867
=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------

                        Post-Effective Amendment No. 1
                                  on Form S-8
                                      to
                                   Form S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                            ----------------------

                           JONES APPAREL GROUP, INC.
            (Exact name of registrant as specified in its charter)

           Pennsylvania                              06-0935166
   (State or other jurisdiction         (I.R.S. Employer Identification No.)
of incorporation or organization)

                            250 Rittenhouse Circle
                          Bristol, Pennsylvania 19007
                   (Address of Principal Executive Offices)

     Second Amended and Restated Stock Option Plan of Nine West Group Inc.
Nine West Group Inc. First Amended and Restated 1994 Long-Term Performance Plan
            Nine West Group Inc. 1993 Directors' Stock Option Plan

                              IRA M. DANSKY, ESQ.
                           Jones Apparel Group, Inc.
                                 1411 Broadway
                           New York, New York 10018
                                (212) 536-9526
(Name, address and telephone number, including area code, of agent for service)

                            ----------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 Proposed          Proposed
                                                                 maximum           maximum
                                                              offering price      aggregate
                Title of                      Amount to            per             offering          Amount of
       securities to be registered        be registered(1)        share             price        registration fee

Common Stock, par value $0.01 per share..  902,000 shares           (2)               (2)               (2)
===================================================================================================================

(1) This Post-Effective Amendment No. 1 on Form S-8 to Form S-4 covers shares of Jones Apparel Group, Inc. common stock, par value $0.01 per share, originally registered on the Registration Statement on Form S-4 to which this Amendment relates.

(2) Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of preliminary proxy materials on April 2, 1999 and the filings of the Registration Statement on Form S-4 on April 7, 1999 and May 12, 1999, to register 24,426,396 shares of Jones Apparel Group, Inc. common stock, par value $0.01 per share, issuable to stockholders of Nine West Group Inc., including the 902,000 shares which may be issued pursuant to the Plans referred to above. See "Introductory Statement".

=============================================================================

                            INTRODUCTORY STATEMENT

          Jones Apparel Group, Inc. ("Jones" or the "registrant") hereby amends its Registration Statement on Form S-4 (No. 333-75867) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (the "Post-Effective Amendment" or the "Registration Statement") relating to the sale of up to 902,000 shares of common stock, par value $0.01 per share, of Jones ("Jones Common Stock") issuable in connection with options, shares or rights to acquire shares, granted under the Second Amended and Restated Stock Option Plan of Nine West Group Inc., the Nine West Group Inc. First Amended and Restated 1994 Long-Term Performance Plan and the Nine West Group Inc. 1993 Directors' Stock Option Plan (collectively, the "Plans").

          On June 15, 1999, Jones and Nine West Group Inc., a Delaware corporation ("Nine West"), consummated a merger (the "Merger") whereby Nine West merged with and into a wholly owned subsidiary of Jones pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 1, 1999. As a result of the Merger, Nine West became a wholly owned subsidiary of Jones. Pursuant to the Merger and the other transactions contemplated by the Merger Agreement, each share of Nine West common stock (other than shares owned by Jones or Nine West or their subsidiaries), par value $0.01 per share ("Nine West Common Stock"), was converted into the right to receive 0.5011 of a share of Jones Common Stock and $13.00 in cash.

          In addition, each outstanding option granted pursuant to the Plans will no longer be settled in shares of Nine West Common Stock, but instead will be settled on the same terms and conditions as were applicable immediately prior to consummation of the Merger in that number of shares of Jones Common Stock (rounded down to the nearest share) equal to the product of
(x) the number of shares of Nine West Common Stock which would have been delivered pursuant to such stock-based award and (y) 0.5011. The exercise price for each option to acquire a share of Jones Common Stock shall be equal to (x) the original exercise price of such option less the cash portion of the consideration paid in exchange for each share of Nine West Common Stock ($13.00) (y) multipled by one divided by the exchange ratio (1/0.5011). With respect to each such option having the same exercise price, the number of any fractional shares of Jones Common Stock shall be aggregated together to create whole shares of Jones Common Stock, and the per share exercise price of each option will be appropriately adjusted. Each outstanding option will otherwise be exercisable upon the same terms and conditions as were applicable immediately prior to the Merger.

          The Post-Effective Amendment relates to the offer and sale after the Merger of common stock pursuant to the Plans.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

          Jones hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

          (a) Jones' Annual Report on Form 10-K for the year ended December 31, 1998;

          (b) Jones' Quarterly Report on Form 10-Q for the quarter ended April 4, 1999;

          (c) Jones' Current Reports on Form 8-K filed January 22, 1999, January 25, 1999, March 3, 1999, May 13, 1999 and June 15,
               1999; and

          (d) Jones' Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on April 19, 1991, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description, in which there is described the terms, rights and provisions applicable to Jones' outstanding Common Stock.

          All documents subsequently filed by Jones pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to the Form S-4 which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

               Not applicable.

Item 5.        Interests of Named Experts and Counsel.

          The validity of the Jones common stock being offered hereby has been passed upon by Ira M. Dansky, Esq., General Counsel of Jones. As of June 16, 1999, Mr. Dansky beneficially owned 8,226 shares of common stock, and options to purchase 140,000 shares of Jones common stock.

Item 6.        Indemnification of Directors and Officers.

          The Pennsylvania Business Corporation Law of 1988 (the "Pennsylvania Business Corporation Law") provides that a corporation may provide in its by-laws that a director is not personally liable for monetary damages for any action taken unless (1) the director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, (2) the responsibility or liability arises under any criminal statute or (3) the liability is for the payment of taxes under Federal, State or local law.

          Section 8.1 of the Jones by-laws provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken, other than as expressly provided in the Pennsylvania Business Corporate Law. Furthermore, Section 8.2 of the Jones by-laws provides that Jones shall indemnify each officer and director to the full extent permitted by the Pennsylvania Business Corporation Law, and shall pay and advance expenses for any matters covered by such indemnification.

          Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

          Jones has in effect insurance policies in the amount of $45 million for general officers' and directors' liability insurance and $10 million for fiduciary liability insurance covering all of Jones' directors and officers in certain instances where by law they may not be indemnified by Jones.

Item 7.        Exemption from Registration Claimed.

               Not applicable.

Item 8.        Exhibits.

               See the Exhibit Index following the signature pages for a list of Exhibits to this Post-Effective Amendment.

Item 9.        Undertakings.

         (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 or Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 16, 1999.

                                             JONES APPAREL GROUP, INC.


                                             By: /s/ Wesley R. Card
                                                ---------------------------
                                                Name:  Wesley R. Card
                                                Title: Chief Financial Officer


          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                       Title                           Date


             *              Chairman and Director                June 16, 1999
-------------------------   (Chief Executive Officer)
Sidney Kimmel


             *              President and Director               June 16, 1999
-------------------------
Jackwyn Nemerov


/s/ Wesley R. Card
-------------------------   Chief Financial Officer              June 16, 1999
 Wesley R. Card             (Principal Financial Officer)


                            Vice President and Corporate         June 16, 1999
             *              Controller (Principal Accounting
-------------------------   Officer)
Patrick M. Farrell


             *              Executive Vice President,            June 16, 1999
-------------------------   Marketing and Director
Irwin Samelman


             *              Director                             June 16, 1999
-------------------------
Geraldine Stutz

             *
-------------------------   Director                             June 16, 1999
Howard Gittis


             *              Director                             June 16, 1999
-------------------------
Eric A. Rothfeld


             *              Director                             June 16, 1999
-------------------------
Mark J. Schwartz


*By: /s/ Wesley R. Card
    ---------------------
      Attorney-In-Fact

                                 EXHIBIT INDEX

Exhibit
Number                            Description

4.1 Specimen certificate of Jones common stock, par value $0.01 (incorporated by reference to Exhibit 4.1 to Jones' Registration Statement on Form S-3, filed October 28, 1998, Registration No. 333-66223).

4.2 Registration Rights Agreement dated September 10, 1998, by and among Jones and the stockholders of Sun Apparel, Inc. (incorporated by reference to Exhibit 4.1 to Jones' Current Report on Form 8-K, filed September 24, 1998).

4.3 Exchange and Registration Rights Agreement dated October 2, 1998, by and among Jones, Chase Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and Bear, Stearns & Co., Inc. (incorporated by reference to Exhibit 4.1 to Jones' Registration Statement on Form S-4, filed December 9, 1998, Registration No. 333-68587).

4.4 Indenture dated as of October 2, 1998, by and between Jones and The Chase Manhattan Bank, as trustee (incorporated by reference to Jones' Registration Statement on Form S-3, filed October 28, 1998, Registration No. 333-66223).

4.5 Supplemental Indenture dated as of January 1, 1999, by and between Jones, Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and The Chase Manhattan Bank, as trustee (incorporated by reference to Exhibit 4.3 to Jones' Registration Statement on Form S-4, filed January 25, 1999, Registration No. 333-68587).

5.1* Opinion of Ira M. Dansky, General Counsel of Jones, regarding the legality of the securities being registered.

5.2* Opinion of Mesirov Gilman Jaffe Cramer & Jamieson, LLP, Pennsylvania counsel to Jones, regarding the legality of the securities being registered.

23.1* Consent of Ira M. Dansky, Esq., General Counsel of Jones (included as part of Exhibit 5.1 to this Registration Statement).

23.2*         Consent of BDO Seidman, LLP.

23.3* Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP (included as part of Exhibit 5.2 to this Registration Statement).

24.1 Power of Attorney (included on the signature page of the original Registration Statement).


* Filed herewith.